Exhibit 1(b)

                      SCUDDER VARIABLE LIFE INVESTMENT FUND
                            CERTIFICATE OF AMENDMENT

      The undersigned, hereby certifies that he is a duly elected and acting Trustee of Scudder Variable Life Investment Fund, a business trust organized under the laws of The Commonwealth of Massachusetts pursuant to a Declaration of Trust dated March 15, 1985 (the "Declaration"), and that the following amendments to the Declaration were adopted pursuant to Section 8.3 of the Declaration by the favorable vote on March 26, 1987 of a majority of the shares of beneficial interest of each series of the Trust outstanding and entitled to vote, to wit, that:

1. Section 2.12 of the Declaration of Trust is amended to read in its entirety:

      Except for the Trustees named herein or appointed to fill vacancies pursuant to Section 2.14 hereof, the Trustees shall be elected by the Shareholders owning of record a plurality of the Shares voting at a meeting of Shareholders. Except in the event of resignation or removals pursuant to Section 2.13 hereof, each Trustee shall hold office until the next meeting of Shareholders called for the purpose of electing Trustees and until his successor is elected and qualified, or until his earlier death, resignation, removal, bankruptcy, adjudicated incompetence or other incapacity to perform the duties of the office of a Trustee.

2. Section 2.13 of the Declaration of Trust is amended to read in its entirety:

      Any Trustee may resign his trust (without need for prior or subsequent accounting) by an instrument in writing signed by him and delivered to the other Trustees and such resignation shall be effective upon such delivery, or at a later date according to the terms of the instrument. Any of the Trustees may be removed (provided the aggregate number of Trustees after such removal shall not be less than three) with cause, by the action of two-thirds of the remaining Trustees or by the action of two-thirds of the outstanding Shares at a meeting duly called pursuant to Section 5.10 hereof by the Shareholders for such purpose. Upon the resignation or removal of a Trustee, or his otherwise ceasing to be a Trustee, he shall execute and deliver such documents as the remaining Trustees shall require for the purpose of conveying to the Fund or the remaining Trustees any Fund Property
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      held in the name of the resigning or removed Trustee. Upon the incapacity or death of any Trustee, his legal representative shall execute and deliver on his behalf such documents as the remaining Trustees shall require as provided in the preceding sentence.

3. Section 5.10 of the Declaration of Trust is amended to read in its entirety:

      Meetings of Shareholders may be called at any time by the President, and shall be called by the President and Secretary at the request in writing or by resolution, of a majority of Trustees, or at the written request of the holder or holders of ten percent (10%) or more of the total number of Shares then issued and outstanding of the Trust entitled to vote at such meeting. Any such request shall state the purpose of the proposed meeting.

      This certificate may be executed in several counterparts, each of which shall be deemed an original, but all taken together shall constitute one certificate.

      IN WITNESS WHEREOF, the undersigned has this day signed this Certificate.


DATED: March 10, 1988                        /s/ David B. Watts
                                             ------------------------
                                             David B. Watts